EXHIBIT T

                            OTHER INFORMATION ABOUT
                  KAYNE, ANDERSON INVESTMENT MANAGEMENT, L.P.

     The principal executive officer of Kayne, Anderson Investment Management, L.P. and the members of KAIM Traditional LLC the general partner and their principal occupations are as shown below. The business address of each such person is 1800 Avenue of the Stars, Suite 1425, Los Angeles, California 90067.


NAME AND POSITION
WITH PORTFOLIO MANAGER        PRINCIPAL OCCUPATION
----------------------        --------------------

Richard A. Kayne              Chief Executive Officer, Kayne, Anderson
  Kayne, Anderson Investment  Investment Management, L.P.
  Management, Inc.

John E. Anderson              Chairman, TOPA Equities
  Principal Owner of Kayne,
  Anderson Investment
  Management, L.P.

Allan M. Rudnick              Chief Investment Officer, Kayne, Anderson
  Chief Investment Officer    Investment Management, L.P.
  and Limited Partner

      Kayne, Anderson Investment Management, L.P. does not presently act as investment adviser to any other registered investment companies with investment objectives and policies similar to those of the Rising Dividends Series.
                                       T-1
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